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                                                                    EXHIBIT 99.2
                           [LOGO OF PRIMESTAR, INC.]


FOR IMMEDIATE RELEASE               Contacts:
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                                    PRIMESTAR, Inc. Media Relations
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                                    Richard Edmonds 212/521-5212

                                    PRIMESTAR, Inc. Investor Relations
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                                    John Beattie 303/712-4859


                   PRIMESTAR AGREES TO SELL ASSETS TO HUGHES

     ENGLEWOOD, CO, January 22, 1999 - PRIMESTAR, Inc. announced today that it reached an agreement with Hughes Electronics Corporation to sell its rights to acquire the Tempo high-power satellite assets in a transaction valued at $500 million. The consideration to be paid by Hughes consists of the assumption and repayment of approximately $465 million in advances by PRIMESTAR Partners, L.P. to Tempo and cash payments totaling $35 million. In a separate transaction, PRIMESTAR, Inc. has agreed to sell its direct broadcast satellite (DBS) medium-power business and assets for approximately $1.32 billion in cash and stock. In aggregate the total value of the two transactions is approximately $1.82 billion.

     "We are pleased that we can offer Hughes' DIRECTV, the leading service in satellite television today, to all of our customers," said Carl Vogel, CEO of PRIMESTAR. "For many years we have attempted to find ways to offer our customer base a high-power alternative. We clearly would have preferred to have launched our own service but, despite our best efforts, we were unable to do so. We believe this alternative is in the best interest of our customers."

     PRIMESTAR currently operates a 160-channel medium-power service using leased satellite capacity at 85 degrees W.L. DIRECTV expects to operate the medium-power PRIMESTAR business for a period of approximately two years, during which time it will transition PRIMESTAR subscribers to the high-power DIRECTV service.

     The transactions are comprised of 1) the sale by Tempo of its high-power satellite assets and by PRIMESTAR of its rights to acquire those assets and 2) the sale by PRIMESTAR of its medium-power

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DBS business and assets. In the second transaction, PRIMESTAR will receive approximately $1.32 billion for the medium-power DBS assets, comprised of $1.1 billion cash and 4.871 million shares of General Motors Class H (NYSE: GMH) common stock. PRIMESTAR will be responsible for the payment of certain working capital obligations not assumed by Hughes, satisfaction of its funded indebtedness and costs currently estimated at $350 million associated with the termination of its high power business strategy and sale of its medium-power assets to Hughes.

     The transactions have already been approved by the Boards of Directors of Hughes and PRIMESTAR, but remain subject to the approval by the Board of Directors of General Motors Corporation, the consent of certain PRIMESTAR lenders, and receipt of appropriate regulatory and antitrust approvals.

     The closing of the sale of the medium-power business and assets is subject to various consents from PRIMESTAR's lenders, regulatory approvals and other customary conditions. Following approval of the transaction by the General Motors Board of Directors, PRIMESTAR intends to commence a Tender Offer to purchase 100% of the outstanding principal amount of the 10 7/8% Senior Subordinated Notes due 2007 at a price of $670 per $1,000 principal amount and 100% of the outstanding principal amount of 12 1/4% Senior Subordinated Discount Bonds due 2007 at a price of $469 per $1,000 principal amount at maturity (respectively, the "Notes" and the "Tender Offers"). In addition, PRIMESTAR intends to commence a separate offer to lenders under the Company's Senior Subordinated Credit Agreement dated as of April 1, 1998 (the "Subordinated Credit Agreement") to purchase 100% of the outstanding principal amount due thereunder at a price of $670 per $1,000 principal amount (the "Offer to Purchase"). Each of the Tender Offers and the Offer to Purchase will be subject to a minimum tender condition of 90% of the outstanding principal amount of such issue. In conjunction with the Tender Offers, PRIMESTAR will solicit consents to certain proposed amendments to the indentures governing the Notes and the Subordinated Credit Agreement that would eliminate substantially all of the restrictive covenants thereunder and would amend certain other provisions. Holders who tender their Notes and / or accept the offer to purchase will be required to consent to the proposed amendments. Consummation of the Tender Offers and the Offer to Purchase are cross-conditional. Consummation of the sale to Hughes of the medium power business is subject to the successful restructuring of this indebtedness.

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     If the proposed transaction with Hughes is not consummated for any reason,
PRIMESTAR currently intends to operate the medium-power business, which may require the restructuring or refinancing of certain of its liabilities.

     Wasserstein Perella & Co., Inc. is acting as dealer manager with respect to the Tender Offers and Offer to Purchase as described above. Merrill Lynch & Co. acted as financial advisor to the Company with respect to the sale of the medium-power DBS assets and the disposition of Tempo high-power satellite assets.
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